EXHIBIT 5

OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

March 26, 2002

Endocare, Inc.
201 Technology
Irvine, CA 92618

Re:	Endocare, Inc. — Registration Statement On Form S-8 for 168,172 Shares of Common Stock issuable under the Timm Medical Technologies, Inc. 2001 Long Term Incentive and Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Endocare, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 168,172 shares of the Company’s Common Stock (the “Shares”) issuable under the Timm Medical Technologies, Inc. 2001 Long Term Incentive and Stock Option Plan (the “Timm Plan”) pursuant to the Company’s assumption of the options outstanding under the Timm Plan in connection with the Company’s acquisition of Timm Medical Technologies, Inc.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the assumption of the options outstanding under the Timm Plan in connection with the Company’s acquisition of Timm Medical Technologies, Inc. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of the option agreements duly authorized under the Timm Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Timm Plan or the Shares.

Very truly yours,

BROBECK, PHLEGER & HARRISON LLP